Available for Immediate Publication: July 30, 2007
Contacts:
Thomas T. Hawker, President / Chief Executive Officer (209) 725-2276
David A. Heaberlin, EVP / Treasurer and Chief Financial Officer (209) 725-7435
Web Site www.ccow.com

Capital Corp of the West Announces Q2 2007 Results

The Company will discuss these results at the KBW Annual Community Bank Conference in New York scheduled at 7:30 AM (PDT) or 10:30AM (EDT) tomorrow morning. The webcast for the KBW Conference Presentation can be viewed at http://www.kbw.com/news/conferenceCommunity.html. The Company will hold its regular Quarterly Earnings Conference Call on August 2 at 7:00 AM (PDT) or 10:00AM (EDT). If you are unable to attend, a replay of our Quarterly Conference Call will be available on our website at www.ccow.com.

Merced, California, July 30, 2007-Capital Corp of the West (NASDAQ:NMS: CCOW) today announced net income of $642,000 or $0.06 on a diluted per share basis for the quarter ended June 30, 2007, compared with net income of $6,254,000 or $0.57 per diluted share for the second quarter of 2006. Net income for the first six months of 2007 was $4,618,000 or $0.42 per diluted share, compared to $11,811,000 or $1.08 per diluted share for the six months ended June 30, 2006.

These results include a loan loss reserve provision of $3.713 million for the quarter ended June 30, 2007 versus $200,000 for second quarter of 2006 and a provision for off-balance sheet items of $1.595 million versus $23 thousand for the second quarter of 2006. $3.231 million ($2,683,000 after tax or $0.25 per diluted share) of the loan loss provision and a $1.519 million ($1,262,000 after tax or $0.11 per diluted share) provision for certain off-balance sheet liens are attributable to a previously disclosed $12.9 million construction loan. The second quarter of 2007 also included certain costs associated with the Company’s recent acquisition activities which aggregated $244,000 ($203,000 after tax or approximately $0.02 per diluted share). Further, the second quarter of 2007 benefited from a reduction in the effective tax rate from 30.5% to 27.5% associated with this additional loan loss provision.

The $4.75 million loan loss and reserve for unfunded commitments is attributable to a $12.9 million residential construction project located in Rocklin California near Sacramento. Management received a third party appraisal on this property and concluded that a reserve should be established for this property based on the “as is” value which is required by willing market participants at this time. Management has identified meaningful efficiencies in our intended “build-out” plans and does not expect to incur some of the expenses assumed and  included in the “as is” market value in the appraisal.  We foreclosed on this property on July 25, 2007.

  Tom Hawker, Chief Executive Officer, stated: “Aside from the charges related to the construction loan discussed above, this has been a very productive and encouraging quarter for our Company. We were able to successfully negotiate the acquisition of The California Stockmen’s Bank and Bay View Funding(“BVF”) (both for cash) as well as also report a quarterly growth in our loans of nearly $75 million or 6+%. While the economic environment remains challenging, we were pleased to see our margin begin to stabilize and even increase after several quarters of decline. Deposit pricing throughout our markets continues to be aggressive, but we are gratified that our nine new branches opened since October 1, 2005 are beginning to show signs of gaining traction.”

“We believe that the market and product expansion associated with our recent acquisition activities will assist us in overcoming the current economic challenges, as well as better position the Company for added growth opportunities as we go forward. The proposed acquisition of The California Stockmen’s Bank will operate, upon completion, under the County Bank name and will represent the 6th largest deposit franchise headquartered in Fresno, Kings, Merced and Tulare counties. The eleven branches (bringing our total branches to 41 following the completion of this transaction) are located from Merced to Needles. In the acquisition, County Bank expects to assume total deposits and miscellaneous liabilities of approximate $211 million and acquire total loans and other assets of approximately $171 million.”

“Upon completion, the proposed acquisition by CCOW of BVF, (a factoring business headquartered in San Mateo, California with five business development offices located throughout the United States) is expected to provide a meaningful addition to future revenue and fee income. BVF focuses on financing and managing receivables for small and mid-sized businesses. In this cash acquisition, CCOW expects to acquire receivables of approximately $26-28 million. BVF will at a later date operate as a division of County Bank.”

“These cash acquisitions represent an exciting expansion of CCOW’s business lending franchise and an excellent complement to our County Bank’s existing operations as well as the Asset Based lending capabilities that were acquired in early 2006. These acquisitions deploy most of our remaining available capital; broaden the range and reach of our lending capabilities; and are consistent with the strategic direction and mandate for continued growth established for Management by the Board of Directors.”

“We have opened 9 new branches over the past eighteen months representing a more than 30% expansion in our existing branch network which now totals 29 branches (our total branches will grow to 41 following the completion of The California Stockmen’s Bank acquisition and the opening of our new high school branch in Fresno). The net income drag associated with our expansion efforts since October 1, 2005, which Management has previously communicated would occur, has impacted our Q2 2007 after tax earnings by approximately $717,000 or approximately $0.07 per diluted share and our year-to-date earnings by approximately $1,120,000 or approximately $0.10 per diluted share. This compares with a Q1 2007 impact of $404,000 or approximately $0.04 per diluted share. I look forward to discussing these and other matters with you at the KBW Annual Community Bank Conference in New York tomorrow or at our scheduled conference call on August 2.” continued Mr. Hawker.

Dave Heaberlin, Chief Financial Officer, commented that “the net interest margin for the second quarter of 2007 was 4.13% (a 15% decline) compared with 4.84% for the same period in 2006. Although the second quarter margin has contracted from the same time period in 2006, it is an improvement from the 3.98% experienced in the first quarter of 2007. We believe that the core margin erosion is behind us and that margins will remain flat or slightly increase in the second half of 2007.”

“The net interest margin for the six months ended June 30, 2007, was 4.05% (a 15% decline) compared to the 4.78% for the same time period in 2006. Loan growth in the second quarter of 2007 from the first quarter of 2007 was $72 million or 6%, while loan growth from Q2 2006 to Q2 2007 was $111 million or 9%. Deposits declined by $20 million in the second quarter of 2007 directly attributable to a $23 million decline in Brokered time deposits. Deposit growth from Q2 2006 to Q2 2007, excluding brokered time deposits, was $152 million or 11.3%. Average earning assets declined $57 million during the quarter ended June 30, 2007 and grew $88 million for the six months ended June 30, 2007 compared to June 30, 2006. The decline in Q2 2007 was primarily attributable to a $73 million decline in Federal Funds Sold, which funded the $72 million loan growth discussed above. Average loan balances grew $28 million during the quarter ended June 30, 2007 (after declining nearly $19 million in Q1 2007) and $97 million for the six months ended June 30, 2007 compared to June 30, 2006. The yield on our loan portfolio decreased to 8.45% in Q2 2007 compared with 8.63% in Q2 2006.”

Mr. Heaberlin continued that “escalating interest-bearing liability costs appear to have slowed to 4.01% in Q2 2007 compared with 3.98% in Q1 2007. Interest-bearing liability costs of 4.01% for Q2 2007 increased 23% from 3.27% in Q2 2006. While 2007 funding costs compared with 2006 have increased significantly in all interest-bearing categories, our margin has also been negatively impacted by a decline in average non-interest bearing deposits of $50 million from $285 million in Q2 2006 to $235 million in Q2 2007. Average non-interest bearing deposits averaged $251 million in Q1 2007.”

“The addition of The California Stockmen’s Bank will bring with it a portfolio of low cost deposits (approximately 2.64% as of our announcement date) which we will leverage to increase our net interest margin after consummation of the transaction. We estimate at this time that this transaction combined with the BVF acquisition will enhance 2008 earnings by $0.20 to $0.24 per diluted share.”

Earnings Discussion

Net income for the three months ended June 30, 2007 was $642,000 or $0.06 per diluted share. This compares to net income of $6,254,000 or $0.57 per diluted share for the same period in 2006. Net income for the six months ended June 30, 2007 was $4,618,000 or $0.42 per diluted share. This compares to net income of $11,811,000 or $1.08 per diluted share for the same period in 2006. Annualized return on average assets and return on average equity were 0.15% and 1.68% for the three months ended June 30, 2007 compared with 1.41% and 19.10% for the same period in 2006. Annualized return on average assets and return on average equity were 0.50% and 6.18% for the six months ended June 30, 2007 compared with 1.35% and 18.38% for the same period in 2006.

Net income for the three and six months ended June 30, 2007 reflects a decrease in net interest income of $2,479,000 and $4,093,000 from the same period in 2006 that was primarily the result of the increase in the cost and volume of deposits. The taxable equivalent net interest margin of 4.13% and 4.05% for the three and six months ended June 30, 2007, was a decrease of 71 and 73 basis points from the 4.84% and 4.78% achieved during the same period during 2006.

In comparing the Q2 2007 to Q2 2006, non-interest expenses increased by $3,039,000 due primarily to premises and occupancy expense increasing $505,000, attributable to branch expansion and remodeling costs, and an increase of $305,000 in professional fees paid to outside consultants and attorneys. Of the total Q2 2007 non-interest expense, $1,115,000 can be attributable to branch expansions since October 1, 2005. For Q1 2007, non-interest expense attributable to branch expansions since October 1, 2005 aggregated $809,000.

Our effective tax rate was 16.9% and 27.5% for the three and six months ended June 30, 2007. These tax rates compare to 35% for the same time periods in 2006. The Company recorded a lower provision for income taxes as a result of nontaxable income and tax credits representing a greater percentage of income before taxes.

Credit Quality

The Company’s allowance for loan losses was $17,661,000 or 1.35% of total loans at June 30, 2007. This compares with an allowance for loan losses of $15,084,000 or 1.26% of total loans at June 30, 2006. Nonperforming assets totaled $14,300,000 or 0.76% of total assets while nonperforming loans stood at $14,240,000 or 1.09% of total loans. At June 30, 2007, the allowance for loan losses totaled 124.02% of nonperforming loans. One real estate construction loan in the amount of $12.9 million represents 91% of our total nonperforming loans. This loan has been foreclosed subsequent to June 30, 2007 and the specific reserve established in the amount of $3.23 million at June 30, 2007 was subsequently charged off. In addition, a loss reserve of approximately $1.52 million has been established for certain liens related to this property.

At June 30, 2006, nonperforming assets totaled $2,119,000 or 0.12% of total assets, nonperforming loans totaled $1,593,000 or 0.13% of total loans and the allowance for loan losses totaled 947% of nonperforming loans. At December 31, 2006, nonperforming assets totaled $2,435,000 or 0.12% of total assets and nonperforming loans totaled $2,375,000 or 0.19% of total loans. Net charge-offs for Q2 of 2007 were $217,000 compared with net charge-offs of $257,000 for the same period in 2006. Net charge-offs for the six months ended June 30, 2007 were $283,000 compared with net recoveries of $108,000 for the six months of 2006.

Our loan portfolio continues to be well diversified in terms of loan products and geography. We do not originate single family residential loans for our portfolio but merely function in a loan brokerage capacity. The Bank does not carry any sub-prime residential loans in our portfolio. Our total residential real estate exposure totals $65 million (residential mortgages and liens on residential properties of $4 million, $20 million in home equity lines and residential construction loans of $41 million) or 5% of our loans. It is also important to note that we have never incurred a loss in our home equity portfolio. Further, our agricultural loans aggregate $91 million or 7% of our loans and include no citrus or poultry exposures. While we are headquartered in Merced County, more than 70% of our real estate loans are actually located outside of Merced County.

Book Values - Capital

The Company’s capital at June 30, 2007 stood at $148,877,000 compared with $132,971,000 as of June 30, 2006. Book value and tangible book value per share totaled $13.80 and $13.67 as of June 30, 2007 compared to $12.40 and $12.27 as of June 30, 2006. The Company’s leverage capital ratio stood at 9.97% at June 30, 2007, compared with 9.51% as of June 30, 2006. The Company’s risk based capital ratio stood at 12.41% at June 30, 2007, compared with 12.65% as of June 30, 2006.

Conference Call Recording

The Company will discuss these results at the KBW Annual Community Bank Conference in New York scheduled at 7:30AM (PDT) or 10:30AM (EDT) tomorrow morning. The webcast for the KBW Conference Presentation can be viewed at http://www.kbw.com/news/conferenceCommunity.html. The Company will hold its regular Quarterly Earnings Conference Call on August 2 at 7:00 AM (PDT) or 10:00AM (EDT). If you are unable to attend, a replay of our Quarterly Conference Call will be available on our website at www.ccow.com.

Safe Harbor

In addition to historical information, this discussion and analysis includes certain forward-looking statements that are subject to risks and uncertainties and include information about possible or assumed future results of operations. Many possible events or factors could affect the future financial results and performance of the Company. This could cause results or performance to differ materially from those expressed in our forward-looking statements. Words such as “expects”, “anticipates”, “believes”, “estimates”, “intends”, “plans”, “assumes”, “projects”, “predicts”, “forecasts”, variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements.

These statements are representative only on the date hereof, and the Company undertakes no obligation to update any forward-looking statements made. Some possible events or factors that could occur that may cause differences from expected results include the following: the Company’s loan growth is dependent on economic conditions, as well as various discretionary factors, such as decisions to sell, or purchase certain loans or loan portfolios; or sell or buy participations of loans; the quality and adequacy of management of the borrower, developments in the industry the borrower is involved in, product and geographic concentrations and the mix of the loan portfolio. The rate of charge-offs and provision expense can be affected by local, regional and international economic and market conditions, concentrations of borrowers, industries, products and geographical conditions, the mix of the loan portfolio and management’s judgments regarding the collectibility of loans. Liquidity requirements may change as a result of fluctuations in assets and liabilities and off-balance sheet exposures, which will impact the capital and debt financing needs of the Company and the mix of funding sources. Decisions to purchase, hold, or sell securities are also dependent on liquidity requirements and market volatility, as well as on and off-balance sheet positions. Factors that may impact interest rate risk include local, regional and international economic conditions, levels, mix, maturities, yields or rates of assets and liabilities and the wholesale and retail funding sources of the Company. The Company is also exposed to the potential of losses arising from adverse changes in market rates and prices which can adversely impact the value of financial products, including securities, loans, and deposits. In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation and state regulators, whose policies and regulations could affect the Company’s results.

Other factors that may cause actual results to differ from the forward-looking statements include the following: competition with other local and regional banks, savings and loan associations, credit unions and other non-bank financial institutions, such as investment banking firms, investment advisory firms, brokerage firms, mutual funds and insurance companies, as well as other entities which offer financial services; interest rate, market and monetary fluctuations; inflation; market volatility; general economic conditions; introduction and acceptance of new banking-related products, services and enhancements; fee pricing strategies, mergers and acquisitions and their integration into the Company; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences or acts of this type; outbreak or escalation of hostilities in which the United States is involved, any declaration of war by the U.S. Congress or any other national or international calamity, crisis or emergency; changes in laws and regulations; recently issued accounting pronouncements; government policies, regulations, and their enforcement (including Bank Secrecy Act related matters, taxing statutes and regulations); restrictions on dividends that our subsidiaries are allowed to pay to us; the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulation on internal control; and management’s ability to manage these and other risks.

Reference Information

Capital Corp of the West, a California bank holding company established on November 1, 1995, is the parent company of County Bank, which is currently celebrating its 30th year of service as “Central California’s Community Bank.” Currently County Bank has twenty nine branch offices and six Business Lending Centers serving the counties of Fresno, Madera, Mariposa, Merced, Sacramento, Stanislaus, San Joaquin, San Francisco, Santa Clara and Tuolumne. As of the latest FDIC data, County Bank has 7.5% market share in the six Central California counties in which it has significant retail branches. This ranks County Bank fifth out of thirty-seven banking institutions in this market area. For further information about the Company’s financial performance, contact Tom Hawker, President and Chief Executive Officer at (209) 725-2276, or Dave Heaberlin, Treasurer and Chief Financial Officer, at (209) 725-7435.

Capital Corp of the West
Consolidated Balance Sheets
(Unaudited)
	At June 30,			At March 31,
(Dollars in thousands, except per share data)	2007	2006	One Year Change	2007	Three Month Change
Assets
Cash and non-interest bearing deposits in other banks	$42,425	$50,390	$(7,965)	$45,819	$(3,394)
Federal funds sold	28,225	25,185	3,040	50,590	(22,365)
Time deposits at other financial institutions	100	350	(250)	350	(250)
Investment securities available for sale, at fair value	233,565	268,348	(34,783)	248,801	(15,236)
Investment securities held to maturity at cost, fair value of $157,256 and $170,127 at June 30, 2007 and 2006 and $165,188 at March 31, 2007	162,074	176,152	(14,078)	165,942	(3,868)
Loans, net of allowance for loan losses of $17,661 and $15,084 at June 30, 2007 and 2006 and $14,165 at March 31, 2007	1,293,433	1,182,358	111,075	1,221,254	72,179
Interest receivable	9,178	8,228	950	8,700	478
Premises and equipment, net	46,549	36,007	10,542	45,409	1,140
Goodwill and intangible assets	1,405	1,405	-	1,405	0
Cash value of life insurance	43,890	32,396	11,494	43,460	430
Investment in housing tax credit limited partnerships	9,653	8,623	1,030	9,868	(215)
Other assets	19,993	19,683	310	15,009	4,984
Total assets	$1,890,490	$1,809,125	$81,365	$1,856,607	$33,883

Liabilities and Shareholders’ Equity
Deposits
Non-interest bearing demand	$234,062	$295,016	$(60,954)	$240,369	$(6,307)
Negotiable orders of withdrawal	248,084	197,652	50,432	231,636	16,448
Savings	418,255	332,740	85,515	430,037	(11,782)
Time, under $100	344,369	247,883	96,486	327,953	16,416
Time, $100 and over	253,679	272,829	(19,150)	265,617	(11,938)
Brokered CD’s	15,594	128,614	(113,020)	38,893	(23,299)
Total deposits	1,514,043	1,474,734	39,309	1,534,505	(20,462)

Federal Funds Purchased	-	-	-	-
Other borrowings and subordinated debentures	214,269	187,351	26,918	157,284	56,985
Accrued interest, taxes and other liabilities	13,301	14,069	(768)	13,173	128
Total liabilities	1,741,613	1,676,154	65,459	1,704,962	36,651

Preferred stock, no par value; 10,000,000 shares authorized; none Outstanding	-	-	-	-	-
Common stock, no par value; 20,000,000 shares authorized; 10,789,944 and 10,720,318 issued & outstanding at June 30, 2007 and 2006 and 10,778,494 at March 31, 2007	65,874	63,276	2,598	65,350	524
Retained earnings	87,180	75,473	11,707	87,726	(546)
Accumulated other comprehensive (loss)	(4,177)	(5,778)	1,601	(1,431)	(2,746)
Total shareholders’ equity	148,877	132,971	15,906	151,645	(2,768)
Total liabilities and shareholders’ equity	$1,890,490	$1,809,125	$81,365	$1,856,607	$33,883

Capital Corp of the West
Consolidated Statements of Income
(Unaudited)
	For the Three Months Ended June 30,			For the Three Months Ended March 31,
(Dollars in thousands)	2007	2006	One Year Change	2007	Three Month Change
Interest income	$31,297	$30,406	$891	$31,215	$82
Interest expense	14,300	10,930	3,370	14,471	(171)
Net interest income	16,997	19,476	(2,479)	16,744	253
Provision for loan losses	3,713	200	3,513	200	3,513
Non-interest income:
Service charges on accounts	2,089	1,504	585	1,705	384
Gain on the sale of loans	189	72	117	65	124
Gain on sale of securities	-	622	(622)	-	0
Increase in cash surrender value of bank owned life insurance	431	294	137	409	22
Loan packaging fees	160	133	27	121	39
Retail investment income	85	122	(37)	49	36
Asset based lending fees	145	159	(14)	159	(14)
All other income	535	516	19	451	84
Total non-interest income	3,634	3,422	212	2,959	675
Non-interest expenses:
Salaries and related benefits	7,468	7,335	133	7,808	(340)
Premises and occupancy	1,760	1,255	505	1,544	216
Equipment	1,296	1,042	254	1,184	112
Professional fees	859	554	305	811	48
Marketing	607	466	141	313	294
Intangible amortization	-	12	(12)	-	-
Supplies	268	303	(35)	229	39
Charitable donations	188	291	(103)	180	8
Communications	416	381	35	348	68
Other expenses	3,283	1,467	1,816	1,490	1,793
Total non-interest expenses	16,145	13,106	3,039	13,907	2,238
Income before income taxes	773	9,592	(8,819)	5,596	(4,823)
Provision for income taxes	131	3,338	(3,207)	1,620	(1,489)
NET INCOME	$642	$6,254	$(5,612)	$3,976	$(3,334)
Average common shares outstanding	10,783	10,687	96	10,774	9
EPS	$0.06	$0.59	$(0.53)	$0.37	$(0.31)
Effect of stock options	166	264	(98)	195	(29)
Diluted EPS	$0.06	$0.57	$(0.51)	$0.36	$(0.30)

Capital Corp of the West
Consolidated Statements of Income
(Unaudited)
	For the Six Months Ended June 30,
(Dollars in thousands)	2007	2006	One Year Change
Interest income	$62,512	$58,053	$4,459
Interest expense	28,771	20,219	8,552
Net interest income	33,741	37,834	(4,093)
Provision for loan losses	3,913	200	3,713
Non-interest income:
Service charges on accounts	3,794	2,925	869
Gain on the sale of loans	254	112	142
Gain on sale of securities	-	622	(622)
Increase in cash surrender value of bank owned life insurance	840	600	240
Loan packaging fees	281	305	(24)
Retail investment income	134	197	(63)
Asset based lending fees	304	236	68
All other income	986	1,057	(71)
Total non-interest income	6,593	6,054	539
Non-interest expenses:
Salaries and related benefits	15,276	14,194	1,082
Premises and occupancy	3,305	2,444	861
Equipment	2,480	2,033	447
Professional fees	1,670	1,474	196
Marketing	920	853	67
Intangible amortization	-	23	(23)
Supplies	497	539	(42)
Charitable donations	368	509	(141)
Communications	764	731	33
Other expenses	4,772	2,782	1,990
Total non-interest expenses	30,052	25,582	4,470
Income before income taxes	6,369	18,106	(11,737)
Provision for income taxes	1,751	6,295	(4,544)
NET INCOME	$4,618	$11,811	$(7,193)
Average common shares outstanding	10,779	10,643	136
EPS	$0.43	$1.11	$(0.68)
Effect of stock options	179	293	(114)
Diluted EPS	$0.42	$1.08	$(0.66)

Selected Financial Data
(Unaudited)

	Three Months Ended			Six Months Ended June 30,
	June 30, 2007	June 30, 2006	March 31, 2007	2007	2006
Basic Earnings Per Share	$0.06	$0.59	$0.37	$0.43	$1.11
Diluted Earnings Per Share	$0.06	$0.57	$0.36	$0.42	$1.08

Annualized Return on:
Average Assets	0.15%	1.41%	0.84%	0.50%	1.35%
Average Equity	1.68%	19.10%	10.68%	6.18%	18.38%
Net Interest Margin	4.13%	4.84%	3.98%	4.05%	4.67%
Efficiency Ratio	78%	57%	71%	75%	58%

Capital / Shareholder Information
(Unaudited)

	June 30, 2007	March 31, 2007	June 30, 2006
Book Value Per Share	13.80	14.07	12.40
Tangible Book Value Per Share	13.67	13.94	12.27

Leverage Capital Ratio	9.97%	9.68%	9.51%
Risk Based Capital Ratio	12.41%	12.68%	12.65%

Loan Portfolio Composition
(Unaudited)

(Dollars in thousands)	June 30, 2007		June 30, 2006		March 31, 2007
Loan Categories:	Dollar Amount	Percent of loans	Dollar Amount	Percent of loans	Dollar Amount	Percent of loans
Commercial	$337,633	26%	$324,846	27%	$317,262	26%
Agricultural	90,870	7	82,241	7	86,999	7
Real estate construction	146,191	11	123,690	10	144,049	12
Real estate construction residential	41,664	3	38,286	3	43,129	3
Real estate mortgage	578,960	44	495,755	42	533,210	43
Real estate mortgage residential	24,516	2	39,258	3	25,304	2
Consumer	91,260	7	93,366	8	85,466	7
Total	1,311,094	100%	1,197,442	100%	1,235,419	100%
Less allowance for loan losses	(17,661)		(15,084)		(14,165)
Net loans	$1,293,433		$1,182,358		$1,221,254

Real Estate Loan Regional Distribution at June 30, 2007

(Dollars in thousands)	San Francisco Bay Area	Merced/ Mariposa	Stockton/ Modesto	Sacramento	Fresno/ Bakersfield	All Other	Total
Real estate construction	$22,036	$26,343	$32,761	$28,967	$36,084	$-	$146,191
Real estate construction residential	4,975	5,956	6,263	8,209	16,261	-	41,664
Real estate mortgage	58,502	180,969	168,508	45,739	95,043	30,199	578,960
Real estate mortgage residential	1,063	11,835	7,931	582	3,105	-	24,516
Total	86,576	225,103	215,463	83,497	150,493	30,199	791,331
Owner occupied	26,502	102,454	79,945	33,021	64,098	10,771	316,791
Non-owner occupied	$60,074	$122,649	$135,518	$50,476	$86,395	$19,428	$474,540

Loan Portfolio Repricing Analysis
(Unaudited)

	June 30, 2007
	Within	One to	Over
(Dollars in thousands)	One Year	Five Years	Five Years	Total

Commercial and Agricultural
Loans with floating rates	$339,118	$6,576	$-	$345,694
Loans with predetermined rates	34,433	39,019	9,357	82,809
Subtotal	$373,551	$45,595	$9,357	$428,503

Real Estate—Construction
Loans with floating rates	$181,704	$-	$1,474	$183,178
Loans with predetermined rates	4,677	-	-	4,677
Subtotal	$186,381	$-	$1,474	$187,855

Real Estate—Mortgage
Loans with floating rates	$195,174	$237,055	$9,138	441,367
Loans with predetermined rates	3,380	49,433	109,296	162,109
Subtotal	$198,554	$286,488	$118,434	$603,476

Consumer Installment
Loans with floating rates	$26,682	$83	$-	$26,765
Loans with predetermined rates	1,378	3,295	59,822	64,495
Subtotal	$28,060	$3,378	$59,822	$91,260

Total	$786,546	$335,461	$189,087	$1,311,094

Nonperforming Assets/Loan to Deposit Ratio
(Unaudited)

	June 30,		December 31,
(Dollars in thousands)	2007	2006	2006
Non-accrual loans	$14,240	$1,593	$2,375
Accruing loans past due 90 days or more	-	-	-
Total nonperforming loans	14,240	1,593	2,375
Other real estate owned	60	527	60
Total nonperforming assets	$14,300	$2,119	$2,435

Nonperforming loans to total gross loans	1.09%	0.13%	0.19%
Nonperforming assets to total assets	0.76%	0.12%	0.12%
Loan to deposit ratio	85.4%	81.2%	75.8%

Allowance for Loan Loss Activity
(Unaudited)

	For the Six Months Ended June 30,		December 31,
(Dollars in thousands)	2007	2006	2006
Allowance for Loan Losses:
Balance at beginning of period	$14,031	$14,776	$14,776
Provision for loan losses	3,913	200	400
Charge-offs:
Commercial and agricultural	142	377	2,134
Real estate - mortgage	-	-	-
Consumer	412	265	495
Total charge-offs	554	642	2,629
Recoveries
Commercial and agricultural	214	649	1,337
Real-Estate - mortgage	-	-	-
Consumer	57	101	147
Total recoveries	271	750	1,484
Net (charge-offs) recoveries	(283)	108	(1,145)
Balance at end of period	$17,661	$15,084	$14,031

Gross loans outstanding at period-end	$1,311,094	$1,197,442	$1,224,761
Average loans outstanding	$1,237,143	$1,139,997	$1,187,156

Annualized net charge-offs to average loans	0.05%	(0.02)%	0.10%
Allowance for loan losses
To total loans	1.35%	1.26%	1.15%
To nonperforming loans	124.02%	946.89%	590.78%
To nonperforming assets	123.50%	711.85%	576.22%

Allocation of Allowance for Loan Loss

	June 30, 2007		December 31, 2006		December 31, 2005
(Dollars in thousands)	Amount	Loans % to total loans	Amount	Loans % to total loans	Amount	Loans % to total loans
Commercial and Agricultural	$4,003	33%	$4,983	33%	$6,024	32%
Real Estate (Construction)	4,474	14	1,658	15	2,474	16
Real Estate (Mortgage)	6,311	46	3,882	44	5,598	44
Consumer	2,873	7	3,508	8	680	8
Total	$17,661	100%	$14,031	100%	$14,776	100%

Average Balance Sheet & Analysis of Net Interest Earnings
(Unaudited)

	Six months ended			Six months ended
	June 30, 2007			June 30, 2006
	Average Balance	Taxable Equivalent Interest	Taxable Equivalent Yield/Rate	Average Balance	Taxable Equivalent Interest	Taxable Equivalent Yield/Rate
	(Dollars in thousands)
Assets
Federal funds sold	$58,703	$1,533	5.27%	$4,049	$93	4.63%
Time deposits at other financial institutions	285	8	5.66	350	9	5.19
Taxable investment securities (1)	313,532	7,522	4.84	375,431	8,650	4.65
Nontaxable investment securities (1)	99,965	2,424	4.89	102,058	2,507	4.95
Loans, gross: (2)	1,237,143	51,646	8.42	1,139,997	47,431	8.39
Total interest-earning assets	$1,709,628	$63,133	7.45	$1,621,885	$58,690	7.30
Allowance for loan losses	(14,152)			(15,178)
Cash and due from banks	43,164			47,605
Premises and equipment, net	45,179			31,743
Interest receivable and other assets	76,866			67,522
Total assets	$1,860,685			$1,753,577

Liabilities And Shareholders' Equity
Negotiable order of withdrawal	$229,651	$1,422	1.25%	$209,104	$665	0.64%
Savings deposits	413,734	7,020	3.42	363,106	3,782	2.10
Time deposits	641,697	15,263	4.80	532,460	10,242	3.88
Total interest bearing deposits	1,285,082	23,705	3.72	1,104,670	14,689	2.70
Federal funds purchased	169	5	5.97	-	-	-
Other borrowings	134,973	3,711	5.54	203,844	4,757	4.71
Subordinated Debentures	31,960	1,350	8.52	17,179	773	9.07
Total interest-bearing liabilities	1,452,184	28,771	4.00	$1,325,693	$20,219	3.08

Non-interest bearing deposits	242,804			284,321
Accrued interest, taxes and other liabilities	14,940			15,014
Total liabilities	1,709,928			$1,625,028

Total shareholders' equity	150,757			128,549
Total liabilities and shareholders' equity	1,860,685			$1,753,577

Net interest income and margin (3)		$34,362	4.05%		$38,471	4.78%
(1)
Tax-equivalent adjustments included in the nontaxable investment securities portfolio are $589,000 and $591,000 for the six months ended June 30, 2007 and 2006. Tax equivalent adjustments included in the taxable investment securities created by a dividends received deduction were $32,000 and $46,000 for the six months ended June 30, 2007 and 2006.

(2)	Amounts of interest earned included loan fees of $2,002,000 and $1,855,000 and loan costs of $260,000 and $225,000 for the six months ended June 30, 2007 and 2006, respectively.
(3)	Net interest margin is computed by dividing net interest income by total average interest-earning assets.

Average Balance Sheet & Analysis of Net Interest Earnings
(Unaudited)

	Three months ended			Three months ended
	June 30, 2007			June 30, 2006
	Average Balance	Taxable Equivalent Interest	Taxable Equivalent Yield/Rate	Average Balance	Taxable Equivalent Interest	Taxable Equivalent Yield/Rate
	(Dollars in thousands)
Assets
Federal funds sold	$22,513	$298	5.31%	$3,511	$44	5.03%
Time deposits at other financial institutions	221	3	5.44	350	4	4.58
Taxable investment securities (1)	308,193	3,736	4.86	360,428	4,204	4.68
Nontaxable investment securities (1)	99,271	1,194	4.82	103,682	1,259	4.87
Loans, gross: (2)	1,251,297	26,367	8.45	1,171,876	25,208	8.63
Total interest-earning assets	1,681,495	31,598	7.54	$1,639,847	$30,719	7.51
Allowance for loan losses	(14,278)			(15,188)
Cash and due from banks	42,218			45,724
Premises and equipment, net	46,218			33,536
Interest receivable and other assets	77,076			67,550
Total assets	$1,832,729			$1,771,469

Liabilities And Shareholders' Equity
Negotiable order of withdrawal	$239,261	$837	1.40%	$203,459	$305	0.60
Savings deposits	414,123	3,510	3.40	341,294	1,913	2.25
Time deposits	615,893	7,420	4.83	588,581	5,970	4.07
Total interest bearing deposits	1,269,277	11,767	3.72	1,133,334	8,188	2.92
Federal funds purchased	336	5	5.97	-	-	-
Other borrowings	129,037	1,853	5.76	189,171	2,344	4.97
Subordinated Debentures	31,960	675	8.47	17,855	398	8.94
Total interest-bearing liabilities	1,430,610	14,300	4.01	$1,340,360	$10,930	3.27

Non-interest bearing deposits	234,545			284,520
Accrued interest, taxes and other liabilities	14,986			15,611
Total liabilities	1,680,141			$1,640,491

Total shareholders' equity	152,588			130,978
Total liabilities and shareholders' equity	$1,832,729			$1,771,469

Net interest income and margin (3)		$17,298	4.13%		$19,789	4.84%

(1)
Tax-equivalent adjustments included in the nontaxable investment securities portfolio are $290,000 and $295,000 for the three months ended June 30, 2007 and 2006. Tax equivalent adjustments included in the taxable investment securities created by a dividends received deduction were $11,000 and $18,000 for the three months ended June 30, 2007 and 2006.

(2)	Amounts of interest earned included loan fees of $1,141,000 and $947,000 and loan costs of $137,000 and $114,000 for the three months ended June 30, 2007 and 2006, respectively.
(3)           Net interest margin is computed by dividing net interest income by total average interest-earning assets.

Average Balance Sheet & Analysis of Net Interest Earnings
(Unaudited)

	Three months ended			Three months ended
	June 30, 2007			March 31, 2007
	Average Balance	Taxable Equivalent Interest	Taxable Equivalent Yield/Rate	Average Balance	Taxable Equivalent Interest	Taxable Equivalent Yield/Rate
	(Dollars in thousands)
Assets
Federal funds sold	$22,513	$298	5.31%	$95,294	$1,235	5.26%
Time deposits at other financial institutions	221	3	5.44	350	5	5.79
Taxable investment securities	308,193	3,736	4.86	318,932	3,787	4.82
Nontaxable investment securities	99,271	1,194	4.82	100,666	1,231	4.96
Loans, gross:	1,251,297	26,367	8.45	1,222,832	25,278	8.38
Total interest-earning assets	1,681,495	31,598	7.54	1,738,074	31,536	7.36
Allowance for loan losses	(14,278)			(14,023)
Cash and due from banks	42,218			44,121
Premises and equipment, net	46,218			44,128
Interest receivable and other assets	77,076			76,654
Total assets	$1,832,729			$1,888,954

Liabilities And Shareholders' Equity
Negotiable order of withdrawal	$239,261	$837	1.40%	$219,934	$585	1.08%
Savings deposits	414,123	3,510	3.40	413,341	3,510	3.44
Time deposits	615,893	7,420	4.83	667,787	7,843	4.76
Total interest bearing deposits	1,269,277	11,767	3.72	1,301,062	11,918	3.72
Federal funds purchased	336	5	5.97	-	-	-
Other borrowings	129,037	1,853	5.76	140,974	1,858	5.35
Subordinated Debentures	31,960	675	8.47	31,960	675	8.57
Total interest-bearing liabilities	1,430,610	14,300	4.01	1,473,996	14,471	3.98

Non-interest bearing deposits	234,545			251,155
Accrued interest, taxes and other liabilities	14,986			14,897
Total liabilities	1,680,141			1,740,048

Total shareholders' equity	152,588			148,906
Total liabilities and shareholders' equity	$1,832,729			$1,888,954

Net interest income and margin (3)		$17,298	4.13%		$17,065	3.98%
(1)
Tax-equivalent adjustments included in the nontaxable investment securities portfolio are $290,000 and $276,000 for the three months ended June 30, 2007 and March 31, 2007. Tax equivalent adjustments included in the taxable investment securities created by a dividends received deduction were $11,000 and $22,000 for the three months ended June 30, 2007 and March 31, 2007.

(2)	Amounts of interest earned included loan fees of $1,141,000 and $861,000 and loan costs of $137,000 and $123,000 for the three months ended June 30, 2007 and March 31, 2007.
(3)           Net interest margin is computed by dividing net interest income by total average interest-earning assets.